Exhibit 99.1

Simon Property Group Names David Simon Chairman of the Board

Melvin Simon and Herbert Simon to Become Chairmen Emeriti

INDIANAPOLIS, Oct. 25 /PRNewswire-FirstCall/ — The Board of Directors of Simon Property Group, Inc. (NYSE: SPG) today announced that CEO David Simon has been named Chairman of the Board of Directors, effective as of October 25, 2007. Melvin Simon and Herbert Simon, who had been serving as Co-Chairmen of the Board, have been named Chairmen Emeriti, also effective as of October 25, 2007. David Simon will also continue to hold the office of Chief Executive Officer.

As Chairmen Emeriti, Melvin and Herbert Simon will continue serving on Simon Property Group’s Board of Directors and will be primarily focused on the Company’s international expansion as well as certain other aspects of the Company’s business. Melvin Simon will continue to serve as a Board member of Simon Ivanhoe Ltd, Simon Property Group’s Paris-based venture with Ivanhoe Cambridge. Herbert Simon will maintain his position on the Boards of Directors of Simon Ivanhoe, Gallerie Commerciali Italia SpA, Simon Property Group’s Italian-based joint venture with Auchan SA, and Great Mall Investments Limited, the Company’s venture in China with the Morgan Stanley Real Estate Fund and Shenzhen Commercial Investment Company, Ltd.

Melvin and Herbert Simon stated, “Today’s announcement marks another step in the transition of Simon Property Group’s management. Since becoming CEO in 1995, David has exhibited outstanding leadership, delivering consistent earnings and dividend growth while solidifying our position as the nation’s largest real estate investment trust. We are very confident in his continued leadership, the strength and depth of our management team and their ability to drive future growth at the Company.”

David Simon, Chief Executive Officer of Simon Property Group, stated, “Since founding the Company more than 45 years ago, Mel and Herb Simon have led our industry and been the driving force behind our transformation from a local real estate concern to an international, industry-leading real estate company. It has been a pleasure working with them, our other directors and our management team to build on the foundation created by Mel and Herb. We have all benefited from their unique knowledge, experience and leadership abilities, and I look forward to executing on our shared plans for the Company in the years ahead.”

Melvin and Herbert Simon founded Melvin Simon & Associates, Inc., Simon Property Group’s predecessor company, in 1960. In December 1993, the firm successfully completed an initial public offering creating Simon Property Group, the nation’s largest shopping center Real Estate Investment Trust.